Exhibit 99.2


                                      TODCO
              Transcript of Second Quarter Earnings Conference Call
                               Moderator: Jan Rask
                                  July 27, 2004
                                  9:00 a.m. EST


OPERATOR: Good morning, ladies and gentlemen. Welcome to TODCO's second quarter 2004 earnings conference call. At this time all participants have been placed on a listen-only mode, and the floor will be open for questions following the presentation.

Before we begin, as a reminder, during today's conference call we will be discussing certain anticipated trends and expectations and our belief as to future events and conditions.

In addition to TODCO's historical financial results, these statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and other factors that could cause actual results to differ materially from those indicated in our forward-looking statements. TODCO's annual report on Form 10-K filed with the SEC on March 17th, 2004, contains a discussion of many of these risks and other factors. These forward-looking statements represent TODCO's judgment as of today, and we do not assume the obligation to update them as of any particular future date.

Additionally, our earnings release includes a computation of the EBITDA and the reconciliation of EBITDA to our net loss from continuing operations. This reconciliation can be found on our Web site under investor relations non-GAAP measures. Our Web site address is www.theoffshoredrillingcompany.com. It is now my pleasure to turn the floor over to your host, President and CEO, Mr. Jan Rask. Sir, you may begin.

JAN RASK, PRESIDENT AND CEO, TODCO: Thank you, Molly. Good morning, everyone, and welcome to TODCO's second earnings conference call. This morning I will give you some overall comments. Then I will hand it over to David Crowley for a market update and contract status of our fleet. Thereafter, Scott O'Keefe will provide us with a financial overview. Finally we will open up for questions.

The U.S. Gulf of Mexico market continues to improve, and we have seen both day rate and utilization increases for our jackups as well as inland barges during the second quarter, which David will speak to in a moment.

The improvement stems from small demand increases in both segments and a continued decline in jackup supply. We began the second quarter with 81 jackups and 28 drilling barges working, which increased to 88 jackups and 30 drilling barges by the second quarter - by the end of the second quarter.

This is only a marginal improvement because in terms of number of rigs it represents an increase of seven jackups and two drilling barges. But since we've had more jackups leave the U.S. Gulf of Mexico as well as discipline concerning bringing barges out of cold-stacked mode we've virtually reached full marketed utilization.

This means we should continue to see day rate increases even without further demand improvement. Judging from our backlog growth, though, I expect demand to continue to improve during second half of 2004, albeit at a modest pace.

The average backlog for our jackups at the end of last year were 17 days growing to 27 at the end at the time of the first quarter conference call, to 45 currently. Similarly for the inland barges, the backlog grew from 18 days at the year end to 30 now. The relatively slow market improvement is to me a healthy sign. Our customers are exercising prudent caution with their drilling programs, even though commodity prices make drilling very lucrative.

They have strong balance sheets and are only gradually shifting their focus from balance sheet improvement to growth. Growth means drilling, and with oil and gas prices at $40 and $6 respectively our customers are not as sensitive to day rate increases as in past strong markets.

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We have to be disciplined and patient. Odds are that the market will continue to improve and then ultimately turn south again, not necessarily because of demand reduction but perhaps because of supply increase. Wouldn't it be a shame if we drillers collectively once again caused our own market to collapse? The outlook is good, and it feels like we collectively truly have our fate in our own hands. I will now turn over to David for a market review. David?

DAVID CROWLEY, VICE PRESIDENT, MARKETING, TODCO: Thank you, Jan, and good morning to everyone. TODCO's rig fleet operates in five geographical areas - offshore Gulf of Mexico, Trinidad, Venezuela, Mexico, and the inland waters along the U.S. Gulf Coast. I'll give you a brief overview of each of these markets, and in addition you can access our latest monthly rig status on our Web site, which provides a detailed contract status of our rig fleet.

Looking at the Gulf of Mexico offshore market on the demand side, the industry started the second quarter with 81 jackups under contract, steadily improving to 88 jackups contracted by the end of the quarter. Permit activity for new wells on the shelf reached 198 in the second quarter, representing a 26-percent increase over the first quarter permit levels. This indicates a further strengthening of demand in the near term.

As for jackup supply in the U.S. Gulf of Mexico, the industry started the second quarter with 115 total units with 100 marketed. During the quarter one new build was delivered, and two rigs departed for international work leaving 114 units in total with 99 marketed. Since then, a workover unit has arrived from South America and has remained cold stacked while four other work over units were taken off the market further contracting the marketed supply to 95 units.

Looking past the second quarter we see a continued exodus of jackup rigs to international markets, as Jan mentioned earlier, with three units scheduled to leave on dry transport carriers in the third quarter with a further eight units actively pursuing contracts in Canada, Mexico, Venezuela, Trinidad, Middle East, and India.

The only units with planned entries to the Gulf market are one mat jackup from Diamond Offshore planned for reactivation in August and our THE-156 that should arrive from Venezuela in September. Turning to our own Gulf of Mexico fleet, we marketed 11 jackups and one submersible in the second quarter, achieving 91-percent marketed utilization compared with 80 percent in the first quarter with the same fleet.

Our six marketed 200-foot mat cantilever units enjoyed 98-percent marketed utilization in the second quarter with leading edge day rates progressing into the mid $30s from the low $30s at the beginning of the quarter. Presently we have all 12 marketed units on contract. With our contracted backlog at 45 days, we are poised for strong marketed utilization in the third quarter.

As for the inland waters of Louisiana and Texas, the industry started the second quarter with 28 drilling barges under contract and ended the quarter with 30 contracted. The permit activity for new wells reached 72 for the second quarter, remaining flat with the first quarter permit levels. In terms of inland drilling barge supply, the industry started the second quarter with 49 total units and 30 marketed, which remained steady throughout the quarter.

Of note, the Parker-53 departed for Mexico for a term contract with PEMEX, and Nabors reactivated their solely-operated drilling barge, BR-300. Looking past the first quarter we see marketed supply increasing modestly with a new-build due out later in the second half and the potential reactivation of cold stack units should the market improve.

At TODCO we have maintained our marketed fleet at 14 barges throughout the quarter, achieving 91-percent marketed utilization compared with 86-percent in the first quarter. Of the 11 3000-horsepower units currently marketed, TODCO provides nine, and we feel well positioned for the continued trend towards deeper drilling.

As of today all 14 of our marketed units are on contract. Our average day rate by the end of the second quarter was $22,000, representing a five-percent increase compared to the rates at the end of the first quarter while our average contracted backlog remained flat at 30 days.

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On the international front, in Mexico we have our two 200-foot mat cantilever jackups, THE-205 and 206 on multiyear contracts with PEMEX, and we recently completed the mobilization of our platform rig three to Mexico for a multiyear contract with PEMEX now planned for a start in the fourth quarter this year.

PEMEX has reissued two multiyear turnkey tenders for two additional jackups for work starting in the last quarter. We understand that PEMEX has awarded one contract to a local Mexican company that bid a jackup out of the Gulf of Mexico. If this contract were signed we would expect a 250-foot jackup to depart the Gulf of Mexico in September.

In Trinidad we have our jackup THE-110 under a multiyear contract with Trinmar. In Venezuela we are drilling our third well for Conoco Phillips with our jackup THE-156. With no further options exercised we plan to demobilize the rig back to the Gulf of Mexico in late August/September with arrival in the Gulf of Mexico in mid-September.

Of our nine land rigs we have rig 40 working for PDVSA in the East on a well-to-well basis. For PDVSA in the West we have been awarded a one-year contract for both rig 54, which started in May, and our rig 55, which is mobilized and is preparing to spud. Further to this, we are discussing a two-rig program with PDVSA for work in the Central District of Venezuela. That wraps up the market overview. Scott.

T. SCOTT O'KEEFE, SENIOR VICE PRESIDENT AND CFO, TODCO: Thanks, Dave. And good morning to everybody. Hopefully by now everyone has received a copy of our press release, attached to it, obviously, is the balance sheet, income statement, selected segment and operating data. And this morning I'm going to provide you with some commentary comparing the second quarter of '04 to the first quarter of '04, unless I comment otherwise.

For the second quarter of 2004 TODCO had a net loss from continuing operations of $7.4 million, compared to a loss of $22.3 million for the first quarter. Revenues for the second quarter were $80.8 million, compared to $73.8 million for the first quarter of '04.

For the second quarter EBITDA was $14.5 million, compared to negative EBITDA of $4.2 million in the first quarter, while capital expenditures were about $1.8 million for the quarter versus three million for the first quarter.

During the quarter working capital increased about $5.5 million to approximately $45 million, and third-party debt was virtually unchanged.

EBITDA of negative $4.2 million for the first quarter includes the following one-time and, or non-cash charges: a $7.8 million non-cash compensation expense associated with our IPO, al $2.7 million gain on disposal of assets, and a $1.9 million loss on retirement of debt associated with the IPO debt for equity exchange.

Excluding these items EBITDA for the first quarter would have been $2.8 million, compared with the current EBITDA of $14.5 million. This improvement in EBITDA quarter-to-quarter principally comes from the day rate utilization improvements we've seen in the U.S. Gulf of Mexico and inland barge segments.

Included in our press release is selected segment information that further clarifies how each of our segments performed during the quarter and the comparative quarters. As shown on the segment schedule utilization for our entire fleet was 41-percent during the quarter, up slightly from 38-percent utilization in the first quarter.

Our 22 jackup and submersible rigs in the Gulf of Mexico achieved 50-percent utilization for the second quarter, compared to 43-percent in the first quarter. Average revenue per day for the Gulf of Mexico rigs increased slightly to $30,700 per day for the second quarter, compared to $30,600 per day in the first quarter.

Operating costs were about $2.6 million lower this quarter than the first quarter, principally due to lower personal injury claims costs. Overall, this segment generated about $9 million in operating margin during the second quarter, compared to $2.2 million in the first quarter. With the increase attributable to the lower cost, and approximately 133 more operating days, or
1.5 more net rigs working.

Our inland barge rig fleet achieved approximately 42-percent utilization for the second quarter, compared to 40-percent in the first quarter. Average revenue per day for these rigs increased about $2,200 per day to $22,500 for the second quarter, compared to $20,300 during the first quarter. Operating costs were virtually unchanged when compared to the first quarter. Overall, this segment generated about $4 million more in operating margin in the second quarter than in the first quarter, principally due to the higher average revenue per day and the increased utilization.

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During the second quarter our international rig fleet maintained the 29-percent utilization from the first quarter. Average revenue per day was about $37,500 in the second quarter, compared to $40,000 a day in the first quarter. Operating costs were down about $1.8 million, compared to the first quarter. The decrease in revenue and operating costs during the quarter were principally due to the completion in April of the initial term of the 156 rig drilling contract in Venezuela, after which the completion of that contract, the amortization of deferred mobilization revenue and deferred contract preparation costs ceased. Overall, this segment generated about $1 million more in operating margin during the second quarter than the first quarter.

Delta towing which is consolidated in our results generated about $0.7 million more operating income during the second quarter than the first quarter, principally due to lower operating costs resulting from the stacking of some mid-sized tugs servicing construction customers. These results represent Delta's activity without our inter-company business with Delta, which is eliminated in consolidation.

Second quarter G&A decreased $5.8 million from the first quarter, principally due to the non-cash charge associated with stock based compensation issued in connection with the IPO during the first quarter. Depreciation was virtually unchanged at $24 million in the second quarter, compared to $24.2 million in the first quarter, and interest expense was also virtually unchanged.

For the second quarter our tax rate of 31-percent remained about the same as it was in the first quarter, but as always, subject to change as a result of annual projections changing.

During the second quarter capital expenditures were about $1.8 million, relating primarily to the platform rig three preparation for the PEMEX contract and other maintenance cap ex type expenditures.

To assist those of you that maintain financial models on TODCO I'll make a few comments. Obviously, the future utilization and day rates are difficult to predict and so we'll leave those to you. However, we are optimistic about utilization since our customers have to continue to drill to grow, and future natural gas prices and oil prices are strong.

If the marketing utilization in the Gulf remains above 85-percent, day rates should continue to increase as they have historically. Depreciation should continue to be about $24 million a quarter for the remainder of '04, while G&A should be approximately seven million per quarter which includes about $1.5 million in non-cash comp expense. Interest expense should remain at about $1 million. That completes my review, and so I'll turn it back over to Jan.

JAN RASK: OK, thank you very much, Scott. Molly, could you please open up for questions?

OPERATOR: Thank you. The floor is now open for questions. If you do have a question please press star, one on your touch-tone phone. If at any point your questions have been answered you may remove yourself from the queue by pressing the pound key. We do ask that when you pose your question that you please pick-up the handset to provide optimum sound quality. Once again, that is star, one to ask a question. Our first question is coming from Bill Herbert of Simmons & Company.

BILL HERBERT, SIMMONS & COMPANY: Good morning, guys.

Jan Rask: Good morning.

T. Scott O'Keefe: Good morning.

BILL HERBERT: Jan, given the improvement in prosperity in the Gulf of Mexico and the tightness of the market, I was wondering if you were getting any indications of interest on the part of your customers with respect to term work?

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JAN RASK: Not really. It's - we're not there yet. We have discussed term work with customers where we have been working on more or less evergreen contract for awhile, but we're really not there yet. I think it's probably next. Maybe, Dave, if you have a comment...

DAVID CROWLEY: Yes, I will say that we have more concern on the part of our client base, just on access to rigs two and three months out, so I think the conventional wisdom is that third quarter and fourth quarter are going to be tighter, particularly seeing these rigs leaving the area. So we're having more of those conversations about what the availability of the units are in the second half of this year. And I think they're mulling over whether or not to take a big jump and go to six-month or one-year contracts.

BILL HERBERT: OK, great, and then, secondly, with respect to - along the theme here of a tidy-market rig, reactivations on your part with respect to some of the jack-ups that you have cold-stacked - any contemplation with respect to reactivating rigs. If not, what would it take for you to be inclined to reactivate cold-stack rigs?

JAN RASK: Well, Bill, that question very much ties in with your first question. We need to see term contracts. We're probably not far away from seeing our customers come to us and say, "We'll participate in the reactivation cost," or "We'll offer you a six-month contract or whatever it takes for you to bring a cold-stack rig out," and at that point in time we'll contemplate it. But I would say that we need to see at least six months' term and/or contribution (a steady, a nice contribution) towards their reactivation.

BILL HERBERT: OK, last question here - with respect to operating costs, do you guys see any pressure there? What's the state of play on that front?

JAN RASK: No, we don't really see any pressure on the operating costs. What could come eventually is, of course, that crude cost goes up. But, three years ago, we had 50-percent more rigs in the Gulf of Mexico, and we don't have a pressure on crude costs at this point in time.

BILL HERBERT: Thank you very much.

OPERATOR: Thank you. Our next question is coming from Robin Shoemaker of Bear Stearns.

ROBIN SHOEMAKER, BEAR STEARNS: Yes, good morning. I just wanted to pursue a couple of things. In the Mexican market, where you have a few rigs operating where there are so many rigs of your type working, my understanding is they have indicated interest that they want more rigs. They have tried to do it on a turnkey basis. No one was really interested on the terms they offered, and now it's being kind of restructured. What is your sense of the potential for further jack-ups of the type that you own being required in Mexico, say, over the next year?

JAN RASK: Well, I think that they will mostly go for independent-leg rigs from here on. To the extent there will be turnkey operators that are interested in bidding and working in Mexico it's possible they would use mat-supported rigs. They will be, of course, the most economical rigs to use. But I'm not sure that we will see demand for more mat-supported rigs. There are quite a few down there. David, do you have any further comments?

DAVID CROWLEY: I agree with you, Jan. In relation to the two turnkey contracts that you mentioned, one, of course, as you're probably aware, Robin, was no bid; the other, which would start in September, was bid solely by a local Mexican company, although they did partner up with a U.S. contractor for a rig out in the Gulf, so we're waiting to see how that does play out.

I think, on a positive side, we need to understand that the multi-service contracts bringing in the international operators in has been fairly successful on land in the Bergos Basin, and there are indications that they may try to transfer that offshore next year, so that could further strengthen the need for demand in Mexico, offshore.

ROBIN SHOEMAKER: OK, and in one of your previous presentations, you've given an estimate of reactivation costs of your jack-ups. I think you had something like the mid-$30 million for the entire jack-up fleet and a similar figure for the remaining idle barges. So, in terms of individual-rig reactivation costs - obviously, there are some that are much lower than average, some above - what would you be looking for in terms of an oil company wanting to reactivate one of your idle rigs? Would it be imbedded in the day rate or directly reimbursed in terms of reactivation costs?

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JAN RASK: Well, Robin, it really doesn't matter how we get compensated. If we get compensated in the day rate, of course, if the string of wells is shorter than expected, we need to have some sort of a guarantee that there is a minimum. But whether we get paid up front or in the day rate is really not as important as, of course, that we do get paid, and that it is a significant contribution to the reactivation or a significant-term contract.

ROBIN SHOEMAKER: OK, so what you're saying is you would not do something like this reactivation of the Ocean Champion, which is purely reactivated on the view that the market is ready and with a level of confidence that that rig will go to work?

JAN RASK: Now, Robin, we have said over and over and over again that we're not going to reactivate on the speculation. If we have patience, collectively, like I said in my opening statement, our customers will eventually come to us and offer us term contracts, so it's much better to just wait.

ROBIN SHOEMAKER: OK, thank you.

JAN RASK: Thanks.

OPERATOR: Thank you. Our next question is coming from Ole Slorer of Morgan Stanley.

OLE SLORER, MORGAN STANLEY: Thank you. I wonder, Jan or David, whether you could discuss the relationships between the rates of the very high-end rigs in the Gulf of Mexico and your segment. There's a lot of discussion at the moment about also deep gas, et cetera, and, clearly, there are other fleets that are more aimed at those type of jobs.

And it's questionable that TODCO will be a direct beneficiary, but I would imagine that, at the moment, there's quite a few really high-end rigs working in the area where your rigs are ideally suited. So could you - if we see a tightening in the Gulf of Mexico led by demand, but demand for very deep gas drilling, how would that affect the spread between high-end jack-ups and the TODCO fleet?

JAN RASK: Before I let David elaborate on that, I just want to say one thing - that it's not always the high-end jack-ups that lead the market recovery. In fact, we have on numerous occasions been driving day rates up towards the 250 dependent-leg rigs and 300 independent-leg rigs, which pushes them to increase their day rates. And I think that David and his colleagues in the Marketing Department have been doing a great job. With that, I will turn it over to David.

DAVID CROWLEY: That's a great intro, Jan. I will say that, Ole, the discoveries in deep gas on the shelf this year have certainly helped. Newfield announced one yesterday, as well as the fairly extended exploration campaigns that have been announced.

Ole, you'll be aware that Rowan had been awarded 350-day one-well job starting next year. We see that as great news on our side. It does keep, as you mentioned, the larger rigs just basically doing - for want of a better description - standby work in the shallower areas. We see a lot less participation in the second quarter, and even going forth into the third quarter, of the higher-end rigs playing around in the contracted area in the shallow Gulf than we did in the first quarter.

Looking at clients' forward programs for the deeper gas - let's say "deep," as far as technical requirements, is greater than 18,000 feet, where they really need the higher hook-load capacity and would prefer three mud pumps - that's strengthening in the third quarter, so we'd hope to really continue to push our market as and when we can.

And as Jan had mentioned, we've done it about half a dozen times in the last month, where we're just pushing the edge of our envelope. And I have noticed that the 250-foot independent cantilever market has reacted, and that market now is in the early forties where they started the quarter in the early thirties, so things are looking fairly good there.

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OLE SLORER: Do you have a view on how many very high-spec jack-ups, like the
Rowan jack-ups, et cetera, some high-end ENSCO jack-ups are operating in an area which could be more natural to use a TODCO rig right now, and how that should be changing?

DAVID CROWLEY: By looking at Rowan and ENSCO, of course, they're larger rigs. Now, when talking about ENSCO - of course, it would be the Chiles rigs and the longer-legged rigs - they're all operating in areas that we couldn't right now. Where Rowan and ENSCO will encroach at times will be in the 250-foot independent cantilever class, where they have three mud pumps and a higher hook-load on occasion. I'd say, if I had to give a number, less than 15-percent of the time, it would be looking today.

OLE SLORER: OK, so you expect to fully benefit from a trend of - let's say, if there's only a modest improvement in overall jack-up drilling activity about to turn towards ultra-deep gas drilling, you would expect to benefit a fair share?

DAVID CROWLEY: Absolutely, because, as you well know, Ole, when these rigs engage in these deep wells, the average duration is 90 days. And, in fact, as they're getting into ultra-deep drilling, which is greater than 25,000 feet, they're extending out. As you know, using this Exxon well as an example with Rowan, it's a 350-day job, so it really does take these rigs out of the market for a considerable period.

JAN RASK: And, Ole, don't forget the Inland Barge Fleet where we will benefit directly.

OLE SLORER: That was actually my next question, but yes, go ahead.

JAN RASK: Well, you know, we have - we have the bulk of the barge rigs in the U.S. that can drill down to 30,000 feet. So there, we will have a direct benefit from the deeper and deeper trend.

OLE SLORER: Yes, and what are the trends? What are you seeing right now? Are there other customers? Do you see - looking across your inland barge fleet, do you expect the spread of rates between your high end barge rigs and your commodity barge rigs?

JAN RASK: Well, we are actually working on several wells now that are pretty deep and maybe, David, you can comment on that?

DAVID CROWLEY: Yes, we have five rigs today drilling greater than 18,000 feet, and we do get a premium for that. For the deep drilling wells, these are our 3,000 horsepower posted barges. You can see that we're in the mid to high $20's compared to the high teens, lower $20's. So yes, we would continue to look for that.

Last year, and I think we visited on this earlier, there were eight clients active in and drilling greater than 18,000 foot wells, and this year, to date, there have been 10 and it looks to be a total by the end of the year, if most do what they're saying, it would be about 20 active operators drilling greater than 18,000 feet in inland waters, in Louisiana and Texas.

OLE SLORER: And of course, you have dominance in the barge market. It's total difference of the jackup market. And we have a - have a bigger role supply versus demand, but you have a - so you could possibly get a bigger - you think you - for that reason can push your rates further on the very high end of the - of the barge market without lifting the whole picture?

JAN RASK: At some point in time, we will reach a ceiling. We're not there yet, but at some point in time, we will reach that ceiling and then we will benefit more from bringing some more supply to the market out of cold-stacked rather than try to push day rates further.

OLE SLORER: OK. And just one final question. Bringing the 156 back to the U.S. Gulf, would you say that that rig would be - it would be of course 150's equivalent, would you see that that rig would be comparable to THE 150 in terms of the rates outlook, or what should we expect?

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JAN RASK: It's a better rig, David. You should be able to get a high day rate, right?

DAVID CROWLEY: I take that as a challenge. Yes. The 156, you know, I think you're aware of the 150, we had put that September price out, you know, three weeks ago.

OLE SLORER: Yes.

DAVID CROWLEY: And if things happen the way that they certainly poised to, we would expect a better day rate out of the 156.

OLE SLORER: OK. Well, that's interesting. Thank you very much.

DAVID CROWLEY: Thank you.

OPERATOR: Thank you. Our next question is coming from Aaron Jayaram of Credit Suisse First Boston.

AARON JAYARAM, CREDIT SUISSE FIRST BOSTON: Good morning.

JAN RASK: Good morning.

AARON JAYARAM: David or Jan, I was wondering if you could discuss some of the diverging trends you're seeing with respect to the work over business in the Gulf of Mexico, which is somewhat in the doldrums relative to the improvement that you're seeing in the standard, you know, jack up market. What do you think this is a function of?

JAN RASK: Well, you're right. I mean, Nabors has recently taken four rigs out of service, so the number of marketed rigs is down to 95. What's your view, David?

DAVID CROWLEY: I'd say the trend is going to continue this year. Talking to our client base, they're more interested in new wells. During the last ramp up in 2001, you probably recall there was a significant - there was significant activity in work over, not just in the work over specific jack ups, but in drilling jack ups, doing work over, you know, people basically trying to take advantage of the commodity price at the time.

The bulk of those wells, those older wells that had watered out, or you know, had dropped in production rates significantly, were worked over at that time and, you know, talking to our client base, it really doesn't look like that's going to come out of the doldrums any time soon.

AARON JAYARAM: That's helpful. Scott, in terms of the non-cash compensation expense, what is the duration of that non-cash charge? Does that extend through 2005?

T. SCOTT O'KEEFE: It actually goes out three years from the IPO date. It's a function of the vesting - you take a charge every time options vest and/or restricted stocks vest.

AARON JAYARAM: OK. So that seven million is probably a pretty good run rate going into '05?

T. SCOTT O'KEEFE: Yes. It's probably OK through '05. I think after '05, there will be a slight drop in that not all the options were of the same tenure in terms of the vesting.

AARON JAYARAM: OK. My last question is, in terms of rig 156, would that, following the 30-day demobilization back to the Gulf of Mexico, would that rig be ready to work I guess following that? Or do you need to put that rig in the yard?

T. SCOTT O'KEEFE: Oh, no. It should be ready as soon as we take it off the boat.

AARON JAYARAM: OK. Thanks a lot.

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T. SCOTT O'KEEFE: You bet.

OPERATOR: Thank you. Our next question is coming from Thomas Rinaldi of Deutsche Bank.

THOMAS RINALDI, DEUTSCHE BANK: Good morning. Other than what you've laid out explicitly in the fleet stash report for Venezuela land, can you give a sense of if there's been any change in tone, possible increased future interests?

T. SCOTT O'KEEFE: David, you want to comment on that?

DAVID CROWLEY: Sure. I think the building blocks for Venezuela as far as drilling started in the west. They've got the deeper wells, the more prolific wells and of course, our units, the 54 and 55, were awarded that work. There is I would say sporadic drilling in work over in the east right now. They're trying to develop a sustainable program. Our rig 40 of course has stayed, you know, with PDVSA in the last year, you know, throughout this period albeit on a well-to-well contract.

And we're talking to PDVSA in the central area, in the Barines area, about a sustainable campaign for between one and three rigs. So we're really hoping that, you know, towards, August, September, that all of this work comes to fruition in the central area and as well, later on in the year, the east is talking about awarding term contracts, one year plus, for drilling work. So we're really hoping that that really does come to pass.

THOMAS RINALDI: OK. That's helpful. Back to the jack ups. In terms of talking about the kind of backlog you'd want to have from a customer to bring a rig out of stack, is that something you've ever seen in past cycles come out of these jack ups, that kind of term that you're talking about?

JAN RASK: Absolutely, Tom. It'd be 1997 into '98. We bought rigs out in the market with - against term contracts. Usually what we did, we drilled one well just to show that the rig could perform, and then we had a term contract behind it, either six months or a year. And we also had customers prepare to contribute or pay for the reactivation. So that has happened in the past.

THOMAS RINALDI: OK. Let's see. The rigs that are being offered by Rowan on the commodity side. Is that something you'd ever consider? Is the package something that you've been shopping?

JAN RASK: We haven't been looking at that at this point, no.

THOMAS RINALDI: OK. Thanks. That's all I have.

OPERATOR: Thank you. Our next question is coming from Jeff Kieburtz of Smith Barney.

JEFF KIEBURTZ, SMITH BARNEY: Good morning. Part of your business plan was to achieve a low-cost position in your market. I just wondered, you know, kind of where are you on that effort? Are we seeing the full benefits of that in this quarter's results?

JAN RASK: We are, I think we have - we have accomplished that now. We started a program to reduce the operating costs back in 2002, about two years ago. And we have reduced costs by $2,500 to $3,000 to date, Scott?

T. SCOTT O'KEEFE: $2,500 is probably a good number.

JAN RASK: Yes. And we are right now at an average of $16.5 for the jack ups and $13.5 for the barges, and I think we have probably reached what should be the ongoing cost from here on.

JEFF KIEBURTZ: And I think you mentioned earlier that you're not seeing any reversal, any cost inflation. Is that correct?

JAN RASK: Yes.

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JEFF KIEBURTZ: OK. And do you think you're going to be able to hold that line, you know, sort of for the foreseeable future or are you starting to see any signs...

JAN RASK: Well, if we see demand pick up faster than we expect, and we get customers to bring out several of our cold stacked rigs that - about the same time, it could be that we have a little bit of pressure to find crews, but under normal circumstances, it should not be a problem.

JEFF KIEBURTZ: OK. You talked about, you know, the threshold for reactivating any of the cold stacked jack ups being term contract. Would you expect that there would be, before that occurs, that you would have, you know, some further day rate increases? I mean, I kind of, from David's comments, sounded like there are some maybe initial signs that customers are becoming a little bit concerned. Would you ...

JAN RASK: No. I expect more day rates, more day rate increases.

JEFF KIEBURTZ: I mean, if you got - if you got an offer with terms, six or 12-month contract today at today's rates, would that be sufficient to reactivate a rig?

JAN RASK: It could be. You know, we have to have the portfolio thinking. We can't - we can't put all our rigs at the highest possible day rate on term at the same time. That's impossible, so yes. If we get mid 30's for six or 12 months, that's probably interesting.

JEFF KIEBURTZ: OK. And last question, you mentioned that there was some rate at which, on the barges, it would make more sense to bring out more capacity rather than continue to push rates. Kind of can you give us some idea about the ballpark of that rate?

JAN RASK: Well, for conventional, non-deep wells, probably mid $20's.

JEFF KIEBURTZ: OK.

JAN RASK: For deep wells, you know, $20, low $20's, probably $30. For ultra deep wells, it could be - it could be beyond that because, I mean, we're sitting on that capacity.

JEFF KIEBURTZ: Right. OK. Great. Thanks very much.

OPERATOR: Thank you. Our next question is coming from Roger Read of Natexis Bleichroeder.

ROGER READ, NATEXIS BLEICHROEDER: Good morning.

JAN RASK: Hello.

ROGER READ: A question about, with Parker moving a barge to Mexico, you've already got some jack ups down there and one platform ready. Would you consider, or is there an opportunity for you to move that type of rig into Mexico? Or do you not wish to do so?

JAN RASK: We've looked at that. And it's a possibility. When we looked at it the last time, the contract terms were pretty onerous. They were not identical to their contract terms we have seen on the jack up side, so we had a hard time coming to terms with what they required from us. But hopefully, we will be able to get to where we have the conformity between the jack ups and the barge contracts, and in such case, we would bid.

ROGER READ: OK. And a question for you, Scott. Looking at the balance sheet, you now have cash roughly equivalent to debt. What would you plan on going forward? I mean, given your guidance on interest expense, I don't imagine you're trying to pay the debt down, but how do you look at the balance sheet and what you'd like to do, say over the next six to 12 months there?

T. SCOTT O'KEEFE: Well, clearly, for long-term liquidity purposes, you know, we're probably looking to build the cash a little bit further before we start trying to do anything, you know, in terms of managing the debt or bringing the debt down. The debt that we do have outstanding is all bullet debt with a variety of maturities. One rolls out mid next year, so within the next 12 months.

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I think it's almost $8 million, so we've got a natural pay down opportunity coming there. And so we just take it a day at a time in terms of where it heads. You know, the market is pretty volatile, so we don't try to get ahead of ourselves.

ROGER READ: Fair enough. All right. Thanks.

OPERATOR: Once again, to ask a question, please press star, one, on your touch-tone phone at this time. Our next question is a follow-up coming from Bill Herbert of Simmons & Company.

BILL HERBERT: Hi there. Rig 156, the demobilization expense, are you guys paying for that?

JAN RASK: No. We have - we have a full demob from Conoco-Phillips.

BILL HERBERT: Excellent. That's all I have. Thanks.

OPERATOR: Once again, that is star, one, to ask a question. Gentlemen, there are no further questions. I want to turn the floor back over to Mr. Rask for any closing comments.

JAN RASK: Thank you, Molly. And thank you all for your interest in TODCO. We are a pure North American gas play in the oil service sector. 52 of our 70 drilling rigs are in the U.S. In both the jackup and the inland barge segments, we have reached full marketed unitization and I believe this is sustainable for the near term.

We have the spare equipment to offer our customers in both segments if demand increases further. The operating leverage we are exposed to is phenomenal and I look forward to - forward to its paying off soon. Thanks again for listening to TODCO's conference call.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time, and have a great day. Thank you. This concludes digital replay.

END

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